However, initial overall demand for U.S. beef is soft as expected

Japanese Demand For Age Veriﬁed Product Is Solid	USPB Announces 1st Quarter Results

“Early reports from our international sales team suggest Japanese consumer demand for U.S. beef is soft as expected,” Steve Hunt, USPB CEO, says. “However, initial signs are that demand for the limited supply of age veriﬁed product is good relative to the non-trace back (A-40) product. Our people are telling us they need additional AV cattle to adequately meet the current market demand.”

  “We’re having to selectively serve the market right now,” Peter Michalski, NBP manager of international research and special projects, explains. “In other words, we’re not able to provide enough AV product for all of the customers we were selling to, before the trade was stopped, because supply of the trace back product is limited.

  “Our retail customers prefer the age veriﬁed product and are requiring that information accompany the product because their consumers want to know the age veriﬁcation information is available,” Michalski adds.

  USPB continues to pay a $25 per head premium on AV cattle. USPB is also currently paying an additional $5 per head for AV cattle that are sched-

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USPB Sets Meeting Schedule
Staff will discuss Age Veriﬁed program; cattle performance results
Mark your calendar to attend one of USPB’s informational meetings this winter. USPB members and prospective members will learn how to earn premiums for delivering age veriﬁed cattle. Attendees will also learn how they can deliver a greater number of their cattle that will ﬁt USPB’s grids. USPB staff will also share recent carcass quality and Base and Market grid premium results .

  These meetings are open to prospective members, so if you have a neighbor who would like to learn more about USPB, please invite them to attend. All meetings will start at 6:30 p.m. local time. Look for more information in your February UPDATE.♦

Industry wide trends
affect bottom line

The ﬁrst quarter of ﬁscal year 2006 brought a continuation of the industry-wide trends that impacted the U.S. beef processing industry for much of 2005. "However, we are optimistic that USPB is in an excellent position to compete as one of the world's leading producers of beef products," Steve Hunt, USPB CEO, says. "Thanks in part to our unique producer-owned integrated platform, USPB continues to perform well relative to other beef processors."

  During the quarter, our processing company increased sales partially due to an increase in the number of cattle processed at weights higher than the same period last year.

  Boxed beef and beef product prices also improved relative to the same period in ﬁscal year 2005. However, cost of sales increased at a higher rate, due in part to an increase in live cattle prices, which was the result of a tighter supply of market-ready cattle during the ﬁrst quarter.

  That factor, combined with lower plant capacity utilization, contributed to a decline in gross margin and a net loss for the thirteen weeks ended November 26, 2005 of $6.4 million, or $9.25 per set of linked units (one Class A and one Class B unit).

  Regarding cattle quality and grid premiums, USPB member cattle averaged a slightly lower percentage of Choice or better carcasses than in the previous quarter and a year ago. USPB’s Market grid cattle were

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USPB INFORMATIONAL MEETING SCHEDULE
Feb. 21	McCool Junction, NE	Stone Creek Event Center
Feb. 22	McCook, NE	McCook Community Building
Feb. 23	Bridgeport, NE	Prairie Winds Community Ctr.
Mar. 7	Goodland, KS	Best Western Buffalo Inn
Mar. 8	Stockton, KS	Harding Hall 4-H Building
Mar. 9	Manhattan, KS	KSU Weber Hall
Mar. 28	El Dorado, KS	Butler County Community Bldg.
Mar. 29	Coldwater, KS	Coldwater Veterans Building
Mar. 30	Guymon, OK	Western Townsman Inn

Reproduction of any part of this newsletter is expressly forbidden without permission of U.S. Premium Beef.

Japanese Demand For Age Veriﬁed Product … continued from page 1	USPB Announces 1st Quarter Results … continued from page 1

uled at least 30 days prior to delivery. To receive this extra $5, members must deliver at least 90% of the number of Age Veriﬁed cattle they committed.

  If you have cattle that may qualify for this program, please call our ofﬁce at 866-877-2525 to get information on how to participate. Feedlots who have not been trained and approved as suppliers to NBP, should contact USPB 30 days before the expected cattle shipment date to schedule training.♦

USDA’s Choice/Select Spread Starts 2006 Strong

USDA’s Choice/Select spread widened in December and early January leading to increased premiums for higher quality grading carcasses.♦

Did You Know...

√ U.S. Premium Beef has extended its electronic identiﬁcation tag rebate through the end of calendar 2006. Members marketing cattle through USPB with EID tags of any brand and purchased from any supplier can receive a rebate of $1 per tag by submitting their USPB grade detail reports to USPB within 90 days of cattle delivery. √ If you need to lease delivery rights to market additional cattle, please call our ofﬁce at 866-877-2525.♦

responsible for decreasing the overall company average by approximately 2%. Yield Grade 4 percentage was slightly higher than previous quarter and year earlier levels. These trends occurred among all cattle harvested in Kansas plants during the same time periods. USPB Base grid cattle earned premiums of $15.85 per head compared to $20.11 per head on Market grid cattle. (See the table below.)♦

USPB Benchmark Performance Data

U.S. Premium Beef, LLC
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Kansas City, MO 64195

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